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For immediate release	July 20, 2010
CROWN CRAFTS ADDS DIRECTOR OF INTERNATIONAL SALES TO BUILD ON MOMENTUM
Mary Jean Bush Brings 25 Years of Experience in Juvenile Industry
Gonzales, Louisiana – Reflecting its strategic emphasis on international markets as a key component of its aggressive five-year growth strategy, Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) announced today the appointment of Mary Jean Bush as Director of International Sales, a newly created position.
“We continue to see tremendous opportunities on a global basis and intend to build on the momentum we’ve created that has resulted in international sales growing by 164% over the past year, to the point where they now constitute in excess of 10% of total sales of our branded products,” said E. Randall Chestnut, the Company’s Chairman, President and Chief Executive Officer. “In this important new position, Mary Jean will draw upon her 25 years of experience in the juvenile industry to develop sales strategies, obtain new international business and grow existing international accounts for Crown Crafts Infant Products, Hamco®, Neat Solutions® and Bibsters®. Her unique skill set and experience will help accelerate our abilities to integrate and leverage international acquisitions, which are a critical component of our long-term growth strategy.”
Ms. Bush will meet with key global distributors over the next several months and will represent Crown Crafts at two major industry trade shows – the 50th Kind + Jugend in Cologne, Germany, from September 16 to 19, and the eighth annual ABC Kids Expo, October 10 to 13 in Las Vegas.
“Crown Crafts and its management team have an outstanding reputation in the industry, and I am very pleased to have this opportunity to help take its growth in international markets to the next level,” said Ms. Bush. “I look forward to working with the talented people at Crown Crafts to identify qualified distributors
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

in targeted markets and to working with our product development teams to match products with market needs and sales strategies.”
Ms. Bush most recently was Managing Director and President at Blue Ridge International Products, where she led the distribution of a line of child safety products beyond North America and into Europe, Australia, South Africa and the Pacific Rim. She joined Blue Ridge in 2001 as Vice President-Marketing.
Previously, Ms. Bush spent seven years with Fisher-Price, Inc., where she advanced to Director of Marketing, Children’s Products/Infant Toys. In that capacity, she directed all activities for a cross-functional team of designers, engineers and marketing personnel in the creation and implementation of products, including infant toys, strollers, car seats, monitors, infant seats, swings and travel accessories.
Earlier in her career, Ms. Bush’s experience included identifying and purchasing products with high market potential and significant cost savings in Asia, Mexico and Italy for a major outdoor products company, and purchasing juvenile products domestically and through foreign sources for a major catalog showroom chain.
Ms. Bush earned an Executive MBA from the University of New York in Buffalo and holds a Bachelor of Science in Marketing from Louisiana State University.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. www.crowncrafts.com.
Contact:
Olivia Elliott
(225) 647-9124
oelliott@crowncrafts.com

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